Exhibit 99.1

CommScope Prices Convertible Notes and Common Stock Offerings

HICKORY, NC, May 21, 2009— CommScope, Inc. (NYSE: CTV) has priced its previously announced public offerings of senior subordinated convertible notes and common stock.

CommScope priced a public offering of $250 million aggregate principal amount of 3.25% Senior Subordinated Convertible Notes due 2015. The size of the offering was increased from the originally proposed $200 million offering. In connection with this offering, CommScope has granted the underwriters an option to purchase up to an additional $37.5 million principal amount of the senior subordinated convertible notes on the same terms and conditions to cover over–allotments, if any. The senior subordinated convertible notes will pay interest semi–annually and will mature on July 1, 2015 unless earlier repurchased or converted. The senior subordinated convertible notes will be convertible at the holder’s option into shares of CommScope common stock at a conversion rate of 36.3636 shares of common stock per $1,000 principal amount of senior subordinated convertible notes, equivalent to a conversion price of approximately $27.50 per share of common stock, subject to adjustment in certain circumstances.

CommScope also priced a public offering of 9.1 million shares of common stock at a public offering price of $22.00 per share, resulting in gross proceeds of approximately $200 million. The number of shares offered was increased from the originally proposed eight million shares. In connection with this offering, CommScope has granted the underwriters an option to purchase up to an additional 1.365 million shares of common stock on the same terms and conditions to cover over–allotments, if any.

CommScope estimates that the net proceeds from the offerings will be approximately $433.8 (assuming no exercise of the underwriters’ over-allotment options). CommScope intends to use $400 million of the net proceeds from the senior subordinated convertible notes offering and common stock offering to repay a portion of the amounts outstanding under CommScope’s senior secured credit facilities in conjunction with an amendment to the credit facilities. CommScope intends to use the remaining net proceeds from the offerings for general corporate purposes, including potentially paying down additional indebtedness under CommScope’s credit facilities.

The offerings are expected to close on May 28, 2009, subject to customary closing conditions. The closing of each offering is not contingent on the closing of the other. J.P. Morgan Securities Inc., Merrill Lynch & Co. and Wachovia Capital Markets, LLC are acting as joint book–running managers for the senior subordinated convertible notes offering, and J.P. Morgan Securities Inc., Merrill Lynch & Co. and UBS Securities LLC are acting as joint book–running managers for the common stock offering.

Copies of the prospectus supplements and accompanying prospectus relating to these offerings may be obtained from J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, (718) 242–8002 or 1-866-430-0686.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any senior subordinated convertible notes or common stock, nor will there be any sale of senior subordinated convertible notes or common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About CommScope

CommScope, Inc. (NYSE: CTV) is a world leader in infrastructure solutions for communication networks. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Investor Contact:

Phil Armstrong, CommScope

+1 828–323–4848

News Media Contact:

Rick Aspan, CommScope

+1 708–236–6568 or publicrelations@commscope.com

Forward–Looking Statements

This press release includes forward-looking statements that are based on information currently available to management and on management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise. The closing of the public offerings is subject to the satisfaction of customary closing conditions, and the effectiveness of the amendment to CommScope’s credit facilities is subject to the closing of the public offerings and the repayment of a portion of the outstanding indebtedness under the credit facilities with proceeds from the public offerings and to the satisfaction of certain other customary conditions.